EXHIBIT 99.1

Audit Committee Report

March 8, 2023

The Audit Committee is composed of seven directors, four serving as independent directors, and three serving as member directors. The Committee operates under a written charter adopted by the Board of Directors that was last amended on February 7, 2023. Our Board of Directors determined that each of the Audit Committee members is considered an “Audit Committee financial expert” for purposes of SEC requirements. Our Board of Directors elected to use the New York Stock Exchange definition of “independence” and, in doing so, concluded that three of the Directors on the Audit Committee, during 2022 and currently, are not independent as they are officers or directors of member institutions which do business with the Bank. Directors Bennett, Butterfield, Garding, and Meeks do not serve as officers or directors of a Bank member and are independent. Under Federal Housing Finance Agency (Finance Agency) regulations applicable to members of the Audit Committee, each of the Audit Committee members is independent. For further discussion about the Board’s analysis of director independence under the New York Stock Exchange rules, see “Director Independence” in Item 13.
In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the Bank’s accounting, reporting, and financial practices, including the integrity of its financial statements, among other areas. The Audit Committee Charter is available in full on our website at www.fhlbdm.com.
The Audit Committee is directly responsible for the appointment and oversight of our independent auditors, PricewaterhouseCoopers LLP (PwC), including review of their qualifications, independence, and performance. Among other duties, the Audit Committee also oversees:
•The integrity of the Bank’s financial statements and financial reporting process and systems of internal accounting and financial reporting controls.

•The independence, scope of audit services, and performance of the Bank’s internal audit function as well as the appointment or replacement of the Chief Audit Executive.

•The selection and replacement, qualifications, independence, scope of audit, and performance of the Bank’s external auditor.

•The Bank’s compliance with laws, regulations and policies, including the Code of Ethics.

•The policy for complaints regarding questionable accounting, internal accounting controls, and auditing matters, and oversight of fraud investigations.

The Bank is one of 11 district Federal Home Loan Banks (FHLBanks), that together with the Office of Finance, comprise the Federal Home Loan Bank System (System). Each FHLBank operates as a separate entity with its own management, employees, and board of directors and each is regulated by the Finance Agency. The Office of Finance has responsibility for the issuance of consolidated obligations on behalf of the FHLBanks, and for publishing the System’s combined financial reports (CFRs). Accordingly, the System has determined that it is optimal to have the same independent audit firm to coordinate and perform the separate audits of the Office of Finance and annual financial statements of each FHLBank and the Office of Finance’s annual CFRs. The FHLBanks and Office of Finance collaborate in selecting, approving the compensation of, and evaluating the performance of the independent auditor, but the responsibility for the appointment of and oversight of the independent auditor remains solely with the audit committees of each FHLBank and the Office of Finance.

PwC has been the independent auditor for the System and the Bank since 1990. The Audit Committee engages in evaluations of the independent auditor. In connection with the appointment of the Bank’s independent auditor, the Audit Committee’s evaluation included coordination with the audit committees of the other FHLBanks and the Office of Finance. Specific considerations included:
•an analysis of the risks and benefits of retaining the same firm as independent auditor versus engaging a different firm, including consideration of:

◦PwC engagement audit partner, engagement quality review partner, and audit team rotation;
◦PwC’s tenure as the Bank’s and the System’s independent auditor;
◦benefits associated with engaging a different firm as independent auditor; and
◦potential disruption and risks associated with changing the Bank’s auditor.

•the firm’s depth and breath of understanding of our business, operations, and accounting policies and practices;

•PwC’s historical and recent performance on the Bank’s audit, including the results of an internal survey of PwC service and quality;

•an analysis of PwC’s known legal risks and significant proceedings;

•external data relating to audit quality and performance, including recent Public Company Accounting Oversight Board (PCAOB) audit quality inspection reports on PwC and its peer firms as well as metrics indicative of audit quality;

•the appropriateness of PwC’s fees, on both an absolute basis and as compared to its peer firms; and

•the diversity of PwC’s ownership and staff assigned to the engagement.

Audit fees represent fees for professional services provided in connection with the audit of the Bank’s annual financial statements and internal control over financial reporting and reviews of the Bank’s quarterly financial statements, regulatory filings, consents and other SEC matters. The Committee has reviewed and approved the fees paid to the independent auditor for audit, audit related, and other services, and believes that PwC is independent.
In accordance with SEC rules, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to the Bank. For lead partners, the maximum number of consecutive years of service in that capacity is five years.
Based on its reviews discussed above, the Audit Committee recommended to the Board of Directors the appointment of PwC as the Bank’s independent registered public accounting firm for 2022.
The Audit Committee annually reviews its written charter and practices, and has determined that its charter and practices are consistent with the applicable Finance Agency regulations and the provisions of the Sarbanes-Oxley Act of 2002.
Among other matters, the Audit Committee also:
•reviewed the scope of and overall plans for the external and internal audit program;
•discussed with management and the independent auditor significant matters, including Critical Audit Matters, if any, arising during the audit;
•reviewed and approved the Audit Committee's oversight of external auditor policy;
•performed oversight that management establishes, implements, and maintains accounting policies;
•discussed with management the use of any non-GAAP measures in the financial statements; and
•established Audit Quality Indicators to be used in the assessment of independent auditor performance.

The Audit Committee has established a policy for the receipt, retention, and treatment, on a confidential basis, of any complaints the Bank receives. The Bank encourages employees and third-party individuals and organizations to report concerns regarding questionable accounting, internal accounting controls, or auditing matters.
Management has the primary responsibility for the preparation and integrity of the Bank’s financial statements, accounting and financial reporting principles, and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Bank's independent auditor, PwC, is responsible for performing an independent audit of the Bank’s financial statements and of the effectiveness of internal control over financial reporting in accordance with auditing standards promulgated by the PCAOB and the U.S. Government Accountability Office. The internal auditors are responsible for preparing an annual audit plan and conducting internal audits under the control of the Chief Audit Executive, who reports to the Audit Committee. The Audit Committee's responsibility is to monitor and oversee these processes. The Audit Committee met 13 times during 2022, and has regular executive sessions with both internal and independent auditors.
In this context, prior to their issuance, the Audit Committee reviewed and discussed the quarterly and annual earnings releases, financial statements (including the presentation of non-GAAP financial information) and disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (including significant accounting policies and estimates) with management, the Bank’s internal auditors, and PwC. The Audit Committee discussed with PwC matters required to be discussed by applicable requirements of the PCAOB. The Audit Committee has also received the written disclosures and the letter from PwC required by the applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence [Item 407(d)(3) of Reg. S-X]. The Audit Committee met with PwC and with the Bank’s internal auditors, in each case, with and without other members of management present, to discuss the results of their respective examinations, the evaluations of the Bank’s internal controls, and the overall quality and integrity of the Bank’s financial reporting. Management represented to the Audit Committee that the Bank's financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

Based on the reviews and discussions with management, the internal auditors, and PwC, as well as the review of the representations of management and PwC’s report, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, to include the audited financial statements in the Bank's Annual Report on Form 10-K for the year ended December 31, 2022, for filing with the Securities and Exchange Commission.
As of the date of filing for this Annual Report on Form 10-K, the members of the Audit Committee are:
Ruth B. Bennett, Chair
John A. Klebba, Vice Chair
Cleon P. Butterfield
Edward A. Garding
James W. Hunt
Russell J. Lau
Elsie M. Meeks